                                                               Exhibit(d)(17)(B)

     AMENDMENT NO. 2, dated as of April 3, 2003 ("Amendment No. 2"), to Stock Purchase Agreement dated as of July 12, 2002 (as amended by the Letter Agreement and Waiver referred to below, the "SPA" and, as further amended by this Amendment No. 2, sometimes herein referred to as the "Agreement"), by and between CEMEX, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("CEMEX"), and IONA INVESTMENT PTE. LTD., a corporation organized under the laws of Singapore (the "Seller"). The Seller and CEMEX are herein sometimes referred to individually as a "Party" and collectively as the "Parties."

                                  WITNESSETH:

     WHEREAS, the SPA contemplates a transaction in which CEMEX will purchase from the Seller, and the Seller will sell to CEMEX, the Seller's Shares;

     WHEREAS, in accordance with their letter agreement and waiver dated March 18, 2003 (the "Letter Agreement and Waiver"), the Parties amended the SPA to defer the Original Subsequent Closing Date (as herein defined) scheduled for March 31,2003 to April 4, 2003;

     WHEREAS, in connection with this Amendment No. 2, CEMEX, the Seller and JPMorgan Chase Bank, as escrow agent (the "Escrow Agent"), are contemporaneously executing and delivering Escrow Amendment No. 1, dated as of the date hereof (the "Escrow Amendment"), to the Escrow Agreement dated as of July 12, 2002 (the "EA" and, as amended by the Escrow Amendment, sometimes herein referred to as the "Escrow Agreement") (this Amendment No. 2 and the Escrow Amendment are sometimes herein collectively referred to as the "Amendments"), in accordance with which Seller delivered to the Escrow Agent the Deposit (as defined in the EA), which Escrow Agent continues to hold in escrow; and

     WHEREAS, subject to the terms and conditions herein, the Parties desire to extend each Original Subsequent Closing Date for one year to its corresponding Subsequent Closing Date (as herein defined) on which, in accordance with this Agreement and the Escrow Agreement (together sometimes herein referred to as the "Agreements"), the Seller will sell and CEMEX will purchase the Seller's Shares.

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and covenants herein contained, the receipt and adequacy of which are hereby acknowledged, and intending legally to be bound hereby, the Parties agree as follows:

     Section 1.  Definitions and Interpretation.

          (a) In General. All terms used (including in the recitals hereto) with initial capital letters and not defined herein shall have the meanings provided or referred to in the Agreement. All references in this Amendment No. 2 to "Sections" are to Sections hereof.

          (b) New Definitions. The following terms, when used herein with initial capital letters, shall have the following meanings:

sjdc-1278732.4

          "Accelerated Amount" means, at any date of determination after an Event of Default has occurred and is continuing, the sum of (a) the Outstanding Base Amount, plus (b) as to the other Tranches before their corresponding Original Subsequent Closing Dates, an amount in Dollars equal to the sum of the product of (i) the Number of CPOs that would have been required to have been delivered by CEMEX to the Seller in accordance with the SPA and the EA on the Original Subsequent Closing Date for each such Tranche but for this Amendment No. 2, multiplied by (ii) the greater of (A) the Average CPO Closing Price for the ten (10) Trading Days immediately preceding the date of the subject Event of Default and (B) the arithmetic mean of the Average CPO Closing Prices previously applied to determine the Base Amount of each Tranche for which the corresponding Original Subsequent Closing Date has occurred. Once the Accelerated Amount for a Tranche has been determined, such Accelerated Amount shall be fixed until (x) CEMEX shall have made indefeasible payment thereof in full to the Seller, or (y) the Parties have otherwise agreed in writing.

          "Accelerated Number of CPOs" means the number of CPOs equal to the quotient obtained by dividing (a) all or such remaining portion of the Accelerated Amount determined in accordance with Section 9(a)(ii), by (b) the lesser of (i) the Average CPO Closing Price for the ten (10) Trading Days immediately preceding the date of the subject Event of Default and
     (ii) the arithmetic mean of the Average CPO Closing Prices previously applied to determine the Base Amount of each Tranche for which the corresponding Original Subsequent Closing Date has occurred.

          "Agreement" has the meaning set forth in the preamble hereto.

          "Agreements" has the meaning set forth in the fourth recital hereto.

          "Amendment No, 2 " has the meaning set forth in the preamble hereto.

          "Amendments" has the meaning set forth in the third recital hereto.

          "Average CPO Closing Price" means, when used with respect to any Tranche, the average Closing Price for the CPOs, converted to Dollars at the middle rate of interbank bid and asked quotes expressed in Pesos per one Dollar, as such conversion rate is published in the Wall Street Journal, in the case of both the Closing Price and the conversion to Dollars, over the ten (10) consecutive Trading Days (a) immediately preceding the Original Subsequent Closing Date for such Tranche, or (b) if there has occurred and is continuing an Event of Default, immediately preceding the date of such Event of Default.

          "Base Amount" means, when used with respect to (a) Tranche A, $7,176,008.35, and (b) Tranches B, C and/or D, at any date of determination on or after the Original Subsequent Closing Date for such Tranche and through the Subsequent Closing Date for such Tranche, an amount in Dollars equal to the product of (i) the Number of CPOs that would have been required to have been delivered by CEMEX to the Seller in accordance with the SPA and the EA on the Original Subsequent Closing Date but for this sjdc-1278732.4
                                       2

     Amendment No. 2, multiplied by (ii) the Average CPO Closing Price. Once the Base Amount for a Tranche has been determined, such Base Amount shall be fixed until CEMEX has, in accordance with the Agreements, consummated the purchase of the Number of Shares on the corresponding Subsequent Closing Date.

          "Base Amount Certificate" has the meaning set forth in Section 3(h).

          "Base Deferral Fee" means, as of the date of determination, the amount due and payable by CEMEX to the Seller in accordance with this Amendment No. 2, (a) with respect to all Tranches, on the Outstanding Base Amount, and (b) with respect to any Tranche on its Early Subsequent Closing Date, on the Base Amount of such Tranche.

          "Base Deferral Fee Rate" has the meaning set forth in Section 3(a).

          "Capital Lease" means a lease that would be capitalized on a balance sheet of the lessee prepared in accordance with generally accepted accounting principles in Mexico.

          "Day Count Fraction" means for any period, a fraction, (a) the numerator of which is the actual number of days elapsed during such period (including the first day but excluding the last day of such period), and
     (b) the denominator of which is three hundred and sixty (360).

          "Debt" of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capital Leases, (v) all Debt of others secured by a Lien on any asset of such Person, up to the value of such asset, as recorded in such Person's most recent balance sheet, (vi) all obligations of such Person with respect to product invoices incurred in connection with export financing, (vii) all obligations of such Person under repurchase agreements for the stock issued by such Person or another Person and (viii) all Debt of others guaranteed by such Person.

          "Default Fee" has the meaning set forth in Section 3(c).

          "Dollars" or "$" means United States dollars.

          "EA" has the meaning set forth in the third recital hereto.

          "Escrow Agent" has the meaning set forth in the third recital hereto.

          "Escrow Agreement" has the meaning set forth in the third recital hereto.

          "Escrow Amendment" has the meaning set forth in the third recital hereto.

          "Event of Default" has the meaning set forth in Section 11.

sjdc-l 278732.4
                                       3

          "Excluded Dispute" means any dispute by or between the Parties (a) relating exclusively to the Third Amended and Restated Shareholders Agreement, dated as of July 12, 2002, or (b) to which the Escrow Agent is a party.

          "Fees" means the Base Deferral Fee and the Default Fee.

          "Financial Statements" has the meaning set forth in Section 5(d)(i).

          "Insolvency Proceeding" means, when used with respect to a specified Person, any voluntary or involuntary proceeding instituted in any court of competent jurisdiction or by or before any government or governmental agency of competent jurisdiction, seeking, as to such Person, adjudication in bankruptcy, insolvency, concurso mercantil, suspension of payments, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of Debt, the appointment of or taking possession by a trustee, receiver, sindico, liquidator, conciliator, assignee, sequestrator or other similar official of it or of all or any substantial part of its property or assets, or other like relief in respect of it under any bankruptcy, reorganization, insolvency, concurso mercantil, suspension of payments or other similar law.

          "Letter Agreement and Waiver" has the meaning set forth in the second recital hereto.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. CEMEX or any Subsidiary of CEMEX shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset, or any account receivable transferred by it with recourse (including any such transfer subject to a holdback or similar arrangement that effectively imposes the risk of collectability on the transferor).

          "Material Subsidiary" means, at any date, each Subsidiary of CEMEX (if any) (a) the assets of which, together with those of its Subsidiaries, on a consolidated basis, without duplication, constitute five percent (5%) or more of the consolidated assets of CEMEX and its Subsidiaries as of the end of the then most recently ended fiscal quarter or (b) the operating profit of which, together with that of its Subsidiaries, on a consolidated basis, without duplication, constitutes five percent (5%) or more of the consolidated operating profit of CEMEX and its Subsidiaries for the then most recently ended fiscal quarter, provided, however, that the term "Material Subsidiary" shall exclude any Subsidiary of CEMEX acquired on or after the date hereof if such Subsidiary (or a substantial part of its property or assets) is, immediately prior to such acquisition, the subject of an Insolvency Proceeding not instituted in contemplation of such acquisition.

          "MSE" has the meaning set forth in Section 5(d)(i).

sjdc-1278732.4
                                       4

          "Original Subsequent Closing Date" means, when used with respect to
     (a) Tranche A, March 31, 2003, (b) Tranche B, June 30, 2003, (c) Tranche C, September 30, 2003, and (d) Tranche D, December 31, 2003.

          "Outstanding Base Amount" means, when used with respect to the Tranches as of any date of determination on or after their corresponding Original Subsequent Closing Dates, an amount in Dollars equal to the difference between (a) the aggregate Base Amounts determined with respect to all Tranches, and (b) the aggregate Base Amounts determined with respect to the Tranches as to which CEMEX has, in accordance with the Agreements, consummated the purchase of the Number of Shares on the corresponding Subsequent Closing Date.

          "Payment Date" means, when used with respect to any Tranche, (a) the last day of each fiscal quarter, commencing June 30, 2003 and terminating December 31, 2004, and (b) if sooner, the Early Subsequent Closing Date for such Tranche.

          "Person" means and includes (a) an individual, (b) a legal entity, including a partnership, a joint venture, a corporation, a trust, a limited liability company, or a limited liability partnership, and (c) a government or any department, agency or instrumentality thereof.

          "Pesos" means Mexican Pesos.

          "SPA" has the meaning set forth in the preamble hereto.

          "Subsequent Closing Date" has the meaning set forth in Article I(l)(a), as amended hereby.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust, estate or other entity of which (or in which) more than fifty percent (50%) of (a) in the case of a corporation, the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency not in the control of such Person), (b) in the case of a limited liability company, partnership or joint venture, the interest in the capital or profits of such limited liability company, partnership or joint venture, or (c) in the case of a trust or estate, the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by (x) such Person, (y) such Person and one or more of its other Subsidiaries or (z) one or more of such Person's other Subsidiaries.

          "Taxes" has the meaning set forth in Section 3(d).

          "Tranche" means any of Tranche A, B, C and D, and "Tranches" means two or more of such Tranches.

sjdc-1278732.4
                                       5

          "Tranche A" means, as the context requires, (a) the Number of CPOs required to have been delivered by CEMEX to the Seller but for this Amendment No. 2, or (b) the Number of Shares required to have been purchased by CEMEX but for this Amendment No. 2, in either case in accordance with the SPA and the EA on April 4, 2003.

          "Tranche B" means, as the context requires, (a) the Number of CPOs required to have been delivered by CEMEX to the Seller but for this Amendment No. 2, or (b) the Number of Shares required to have been purchased by CEMEX but for this Amendment No. 2, in either case in accordance with the SPA and the EA on June 30, 2003.

          "Tranche C" means, as the context requires, (a) the Number of CPOs required to have been delivered by CEMEX to the Seller but for this Amendment No. 2, or (b) the Number of Shares required to have been purchased by CEMEX but for this Amendment No. 2, in either case in accordance with the SPA and the EA on September 30, 2003.

          "Tranche D" means, as the context requires, (a) the Number of CPOs required to have been delivered by CEMEX to the Seller but for this Amendment No. 2, or (b) the Number of Shares required to have been purchased by CEMEX but for this Amendment No. 2, in either case in accordance with the SPA and the EA on December 31,2003.

          "Transaction Documents" means, in addition to the Transaction Documents as defined in the SPA, the Amendments.

          Section 2. Purchase and Sale of Seller's Shares. To provide for the extension of each of the Original Subsequent Closing Dates, Article 1(1) of the SPA is hereby amended to read in its entirety as follows:

                                   "ARTICLE I

                      PURCHASE AND SALE OF SELLER'S SHARES

          1. Basic Transaction, (a) On and subject to the terms and conditions of this Agreement and the Escrow Agreement, on March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004 (or if any such day is not a business day in each of New York, Mexico and Singapore (a "Business Day"), then the first day thereafter that is a Business Day)(each a "Subsequent Closing Date"), CEMEX agrees to purchase from the Seller, and the Seller agrees to sell to CEMEX, the number of Seller's Shares set forth in the column corresponding to such Subsequent Closing Date opposite the Seller's name on Schedule A to the Escrow Agreement (such number of Seller's Shares to be sold on a Subsequent Closing Date being referred to herein as the "Number of Shares").

               (b) Notwithstanding anything to the contrary contained in the foregoing Article 1(1 )(a), as to the Number of Shares required to be purchased by CEMEX on June 30,2004, September 30,2004 or December 31, 2004, at any time until:

sjdc-1278732.4
                                       6

                    (i) June 15, 2003 (or if such day is not a Business Day, then on the next succeeding Business Day), in respect to the Number of Shares required to be purchased by CEMEX on June 30, 2004;

                    (ii) September 15, 2003 (or if such day is not a Business Day, then on the next succeeding Business Day), in respect to the Number of Shares required to be purchased by CEMEX on September 30, 2004; and

                    (iii) December 15, 2003 (or if such day is not a Business Day, then on the next succeeding Business Day), in respect to the Number of Shares required to be purchased by CEMEX on December 31,2004;

     CEMEX may designate any Business Day prior to the applicable Subsequent Closing Date as the "Early Subsequent Closing Date" for such Number of Shares to be purchased. Following any such designation, such Early Subsequent Closing Date shall when used with respect to the corresponding Number of CPOs, be deemed to be the Subsequent Closing Date for all purposes under the Transaction Documents, and references to such Subsequent Closing Date shall be deemed to be references to such Early Subsequent Closing Date.

               (c) If at any time or from time to time after the date hereof and prior to the final Subsequent Closing Date, CEMEX designates an Early Subsequent Closing Date in respect to the Seller's Shares in accordance with the foregoing, or in respect to the shares of CAH to be acquired by CEMEX in accordance with those separate Stock Purchase Agreements referred to in the first sentence of Section 6 of this Amendment No. 2, CEMEX shall contemporaneously designate the same Early Subsequent Closing Date for such other holders of CAH shares and the Seller, as applicable."

     Section 3. Consideration for Extension. In addition to the Number of CPOs and/or the Acquisition Amount to be delivered by CEMEX in consideration for the Seller's Shares from time to time, CEMEX agrees to pay to the Seller in arrears on each Payment Date an amount equal to the Base Deferral Fee, and any other amount due hereunder, in accordance with the following:

          (a) Base Deferral Fee Rate. The Base Deferral Fee on the Outstanding Base Amount shall accrue at a rate (the "Base Deferral Fee Rate") equal to twelve percent (12%) per annum, commencing as of March 31,2003.

          (b) Payment of Base Deferral Fee. CEMEX promises to pay to the Seller, in arrears, the Base Deferral Fee and other amounts due hereunder on each Payment Date.

          (c) Default Fee. If CEMEX fails to pay any amount when due hereunder, whether of the Base Deferral Fee or otherwise, and whether due to acceleration or otherwise, CEMEX shall pay to the Seller a fee (the "Default Fee") on such amount for each day such past due amount remains unpaid, payable on demand, at the rate equal to the sum of (i) the Base Deferral Fee Rate, plus (ii) two percent (2%) per annum.

sjdc-1278732.4
                                       7

          (d)  Taxes.

               (i) All sums payable to the Seller under this Amendment No. 2, whether of Fees or otherwise, shall be paid in full, free and clear of any and all offsets, deductions or withholdings for any and all present or future taxes, levies, imposts, stamp or other duties, fees, assessments, deductions, withholdings, other governmental charges, and liabilities (including penalties and interest) with respect thereto imposed by any governmental authority (collectively, "Taxes"). If CEMEX is prohibited by law from making any such payments to the Seller hereunder free and clear of any such offsets, deductions, withholdings and payments, then (A) CEMEX shall pay the full amount required to be offset, deducted, withheld or paid to the relevant governmental authority in accordance with all applicable laws and (B) the amount which CEMEX is required to pay to the Seller shall be increased by such additional amount as may be necessary in order that the actual amount received by the Seller after such offset, deduction, withholding or payment of Taxes (including offsets, deductions, withholdings and payments applicable to additional sums payable to the Seller under this Section 3(d)) shall equal the full amount intended to be payable to the Seller hereunder.

               (ii) The Seller shall notify CEMEX in writing of any payment of Taxes required or requested of the Seller, and CEMEX shall pay such Taxes to the relevant governmental authority in accordance with all applicable laws; provided, however, that if the Seller provides written notice to CEMEX that such Taxes have been paid by the Seller, CEMEX shall pay or reimburse and indemnify the Seller therefor within thirty (30) days of receipt of such notice. CEMEX shall furnish the Seller with the original or a certified copy of the receipt evidencing payment of any Taxes by CEMEX pursuant to this Section 3(d) together with any other information that the Seller may reasonably request to establish to its satisfaction that full and timely payment of such Taxes has been made.

          (e) Currency and Place of Payment. All payments hereunder shall be made in Dollars in immediately available and freely transferable funds without any offset, withholding, or deduction for Taxes or currency conversion costs, and shall be received by the Seller no later than 2:00 p.m. (Washington, D.C.
time) on the date when due. All such payments shall be made by wire transfer to:

     Correspondent Bank:

          Citibank N.A.
          Ill Wall Street
          New York, New York U.S.A.
          Fed ABA: 021000089
          CHIPS ABA: 0008
          S.W.I.F.T. Code:        CITIUS33

sjdc-1278732.4
                                       8

     Beneficiary Bank:

          The Northern Trust Company
          50 South LaSalle St.
          Chicago, Illinois U.S.A.
          Attn: Mabel Tung/Rick demons
          Tel: 312-630-0512
          Fax: 312-444-5431
          ABA No:                 071000152
          S.W.I.F.T. Code:        CNORUS44

     BENEFICIARY:

          For account of:         NORTHERN CHGO/TRUST
          Account Number:         5186061000
          Reference:

          Further credit to:      GS VO1
          Account:                17-52399

          If any Payment Date is not a Business Day, any amount that would have been due on such Payment Date shall instead be due on the next succeeding Business Day and payment shall be made on such next succeeding Business Day with such extension of time to be taken into account in the computation of all fees thereon, if any.

          (f) Computation of Base Deferral Fee and Default Fee. All fees (including the Base Deferral Fee and the Default Fee) shall accrue on a daily basis and shall be computed on the basis of the Day Count Fraction.

          (g) No Offsets by CEMEX. All sums payable by CEMEX hereunder shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or other defense.

          (h) Notice of Average CPO Closing Price. Number of CPOs, Base Amount, Outstanding Base Amount and Base Deferral Fee. Within five (5) Business Days after each Original Subsequent Closing Date, an authorized officer of CEMEX shall execute and deliver to the Seller and the Escrow Agent a certificate (each a "Base Amount Certificate") setting forth in reasonable detail as of such Original Subsequent Closing Date the calculation of (i) the Number of CPOs required to have been delivered by CEMEX to the Seller in accordance with the SPA and the EA but for this Amendment No. 2, (ii) the Average CPO Closing Price,
(iii) the Base Amount applicable to such Tranche, (iv) the Outstanding Base Amount, and (v) the amount of the Base Deferral Fee due and payable to the Seller on the Outstanding Base Amount on the immediately succeeding Payment Date.

     Section 4. Representations and Warranties of Seller. The Seller hereby represents and warrants to CEMEX as follows:

sjdc-1278732.4
                                       9

          (a) Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Singapore and has all necessary power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns and is qualified or licensed to do business as a foreign limited partnership in every jurisdiction in which it is required to so qualify and in which the failure to so qualify would have a Material Adverse Effect on the business, results of operations or financial condition of Seller and its subsidiaries taken as a whole.

          (b) Authorization. The Seller has all necessary power and authority to enter into the Amendments and to carry out the transactions on its part contemplated thereby. The Seller has taken all actions required by law, its charter documents or otherwise to be taken by it to authorize the execution and delivery of the Amendments and the consummation of the transactions on its part contemplated thereby. Each of the Amendments and any other instrument to be executed and delivered by the Seller on the date hereof and at any Subsequent Closing Date is, or will be when executed and delivered, the valid and binding agreement of the Seller enforceable against it in accordance with its terms, except to the extent that (i) such validity, binding effect or enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief sought may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) No Violation. Neither the execution and delivery of the Amendments by the Seller nor the consummation by the Seller of the transactions contemplated thereby, will (i) violate any provision of the organizational documents of the Seller, or (ii) violate, conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or permit a third party to terminate the rights of the Seller under, or accelerate the performance required by, or create or accelerate any rights to repurchase, rights of first offer or rights of first refusal under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property of the Seller under any agreement or commitment to which it is a party, or (iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority, except in the case of each of clauses (i), (ii) and
(iii) where such violations, conflicts, defaults, terminations or accelerations individually or in the aggregate would not (x) have a Material Adverse Effect on the Seller and its subsidiaries taken as a whole or (y) adversely affect the Seller's ability to perform its obligations hereunder.

   Section 5. Representations and Warranties of CEMEX. CEMEX hereby represents and warrants to the Seller as follows:

          (a) Corporate Organization. CEMEX is a corporation duly organized, validly existing and in good standing under the laws of Mexico and has all necessary power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns and is qualified or licensed to do business as a foreign corporation in every

sjdc-1278732.4                         10
jurisdiction in which it is required to so qualify and in which the failure to so qualify would have a Material Adverse Effect on the business, results of operations or financial condition of CEMEX and its subsidiaries taken as a whole.

          (b) Authorization. CEMEX has all necessary power and authority to enter into the Amendments and to carry out the transactions on its part contemplated thereby. CEMEX has taken all actions required by law, its charter documents or otherwise to be taken by it to authorize the execution and delivery of the Amendments and the consummation of the transactions on its part contemplated thereby. Each of the Amendments and any other instrument to be executed and delivered by CEMEX on the date hereof and at any Subsequent Closing Date is, or will be when executed and delivered, the valid and binding agreement of CEMEX enforceable against it in accordance with its terms, except to the extent that (i) such validity, binding effect or enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief sought may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. CEMEX's obligations hereunder will rank not less than pari passu with all of CEMEX's other unsecured Debt and obligations.

          (c) No Violation. Neither the execution and delivery of the Amendments by CEMEX nor the consummation by CEMEX of the transactions contemplated hereby, including, should CEMEX so elect, the delivery to the Escrow Agent of the Acquisition Amount and the acquisition and deposit to the Seller's Depositary Account of the Number of CPOs, will (i) violate any provision of its charter documents, or (ii) violate, conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or permit a third party to terminate its rights under, or accelerate the performance required by, or create or accelerate any rights to repurchase, rights of first offer or rights of first refusal under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property of CEMEX under, any agreement or commitment to which CEMEX is a party, or (iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority, except in the case of each of clauses (i),
(ii) and (iii) where such violations, conflicts, defaults, terminations or accelerations individually or in the aggregate would not (x) have a Material Adverse Effect on CEMEX and its subsidiaries taken as a whole or (y) adversely affect CEMEX's ability to perform its obligations hereunder.

          (d)  Financial Statements and Disclosures.

               (i) The consolidated historical financial statements of CEMEX and its consolidated subsidiaries, and the related notes thereto, filed by CEMEX with the Mexican Stock Exchange (the "MSB") for the year ended December 31, 2002 (the "Financial Statements") present fairly in all material respects the consolidated financial position of CEMEX and its consolidated subsidiaries taken together as a whole as of the dates indicated and the results of their operations and the changes in their consolidated cash flows for the periods specified; and said Financial Statements have been prepared in

sjdc-1278732.4                         11
conformity with generally accepted accounting principles in Mexico applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

               (ii) As of the date of this Amendment No. 2, (A) there has been no change in the consolidated assets, liabilities or financial condition of CEMEX from that reflected in the Financial Statements, except for changes in the ordinary course of business none of which have, singly or in the aggregate, had a Material Adverse Effect on CEMEX and its subsidiaries taken as a whole, (B) other than general economic or political conditions, since the filing of the Financial Statements, there has been no event causing a Material Adverse Effect as to CEMEX and its subsidiaries taken as a whole, nor any development that could, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect as to CEMEX and its subsidiaries taken as a whole, and
(C) the aggregate number of shares of CEMEX Common Stock issued or issuable pursuant to the exercise of all warrants, options, subscriptions, purchase rights or conversion or exchange rights in any convertible securities does not materially exceed the aggregate number of such shares issued or so issuable as reflected in the Financial Statements except, in the case of clauses (A), (B) and (C), as disclosed to the Seller in writing or otherwise publicly disclosed by CEMEX.

               (iii) The Financial Statements did not, at the time of their filing with the MSB, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when they were so filed, not misleading.

          (e)  No Insolvency Proceedings. As of the date hereof,

               (i) there is not pending any Insolvency Proceeding with regard to CEMEX or any Material Subsidiary of CEMEX,

               (ii) no decree or order for relief in respect of CEMEX or any Material Subsidiary of CEMEX has been entered in any Insolvency Proceeding, and

               (iii) neither CEMEX or any Material Subsidiary of CEMEX has:

                     (A) consented to the entry of a decree or order for relief in respect of CEMEX or any Material Subsidiary of CEMEX in any Insolvency Proceeding,

                     (B) filed a petition or answer or consent in any Insolvency Proceeding seeking reorganization, concurso mercantil, or relief under any applicable law of Mexico, the United States of America or other applicable jurisdiction or any political subdivision thereof or other applicable law,

                     (C) consented to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, sindico, liquidator, conciliator, assignee, trustee, sequestrator or similar official of CEMEX or any

sjdc-1278732.4                         12

     Material Subsidiary of CEMEX or of any substantial part of the property of CEMEX or any Material Subsidiary of CEMEX, or the making by CEMEX or any Material Subsidiary of CEMEX of an assignment for the benefit of creditors,

                     (D) admitted in writing its inability to pay its debts generally as they become due, or

                     (E) taken any corporate action in furtherance of any such action.

     Section 6. Contemporaneous Amendments. Contemporaneously with entering1 into this Amendment No. 2, CEMEX is entering into separate amendments, substantively identical to this Amendment No. 2 (other than in respect to the absolute dollar value of the Base Amount for Tranche A as defined herein and in each other such amendment), to the Stock Purchase Agreements with each of Pan Asian Cement Investors, L.P. and AIG Asian Infrastructure Fund II LP. CEMEX is not amending and has not amended its Stock Purchase Agreement dated as of July 12, 2002 with GIMV N.V.

     Section 7. No Liquidation of CAH. Until the later of January 2, 2005 and the date that no further Seller's Shares remain subject to this Agreement, CEMEX shall not effect or permit any liquidation, merger, consolidation or other organic change in the organization of CAH.

     Section 8. Mutual Covenants. The Parties agree as follows, subject to the terms and condition set forth herein:

          (a) General. Each of the Parties will use its reasonable efforts to take all actions and to do all things necessary to consummate and make effective the transactions contemplated by the Amendments.

          (b) Notices and Consents. Each Party will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies that are required for the consummation of the transactions contemplated hereby.

          (c) Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations, warranties, covenants or agreements contained herein or in the Escrow Amendment.

     Section 9. Remedies upon Event of Default. If any Event of Default has occurred and is continuing, the Seller may at any time do any one or more of the following:

          (a)  declare, by written demand to CEMEX,

sjdc-1278732.4                         13

               (i) any portion or all of the Accelerated Amount to be due and payable, whereupon such portion or all of the Accelerated Amount, together with all Fees accrued thereon and all other amounts due thereon and hereunder, shall immediately mature and become due and payable, but only to the extent such Accelerated Amount has not been and is not demanded pursuant to clause (ii) below, and

               (ii) all or any remaining portion of the Accelerated Amount (as the case may be) to be payable by delivery of the Accelerated Number of CPOs, but only to the extent such Accelerated Amount has not been and is not demanded pursuant to clause (i) above, in each case contemplated by clauses (i) and (ii) above, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which CEMEX hereby expressly waives; and

          (b) without notice of default or demand, proceed to protect and enforce its rights and remedies by appropriate proceedings or actions, whether for damages or the specific performance of any provision hereof, or in aid of the exercise of any power granted herein or in any Transaction Document, or by law, or proceed to enforce payment hereunder.

     Section 10. Jurisdiction and Consent to Suit; Waivers.

          (a)  Each of CEMEX and Seller hereby irrevocably and unconditionally:

               (i) submits for itself and its property in any legal action or proceeding (other than any Excluded Dispute) relating to the Transaction Documents, or for recognition and enforcement of any judgment in respect thereof (other than in respect to any Excluded Dispute), to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

               (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

               (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address set forth in the Agreement or at such other address of which the other Party shall have been notified pursuant thereto;

               (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

sjdc-1278732.4                         14

               (v) agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or without the United States of America by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of such Party's obligation.

          (b) Arbitration Provision in SPA. Article VI(14) of the SPA is hereby deleted in its entirety and amended to read as follows:

                         "14. OMITTED."

     Section 11. Events of Default. Each of the following events or circumstances shall constitute an "Event of Default":

          (a) Payment Default. CEMEX fails to pay when due any amount payable to the Seller pursuant to this Agreement and such failure is not remedied within a period of three (3) Business Days thereafter;

          (b) Cross-Acceleration. The occurrence of a default or event of default under any indenture, agreement or instrument relating to any Debt of CEMEX (other than this Amendment No. 2) or any of its Subsidiaries having a principal amount in excess of $50,000,000 (or the equivalent thereof in other currencies or currency units) in the aggregate outstanding, and (unless any principal amount of such Debt is otherwise due and payable) such default or event of default results in the acceleration of the maturity of any principal amount of such Debt prior to the date on which it would otherwise become due and payable;

          (c) Representation Default. Any representation or warranty by CEMEX hereunder proves to have been incorrect in any material respect when made or deemed made;

          (d) Covenant Default. CEMEX fails to comply with or perform any agreement or covenant contained herein other than those referred to in Section 11 (a), (b) or (c) above and such failure continues for thirty (30) days after the occurrence thereof;

          (e) Voluntary Bankruptcy Default. The commencement by CEMEX or any Material Subsidiary of CEMEX of a voluntary case or proceeding under any applicable bankruptcy, insolvency, concurso mercantil, suspension of payments, reorganization or other similar law of Mexico, the United States of America or other applicable jurisdiction or any political subdivision thereof or other applicable bankruptcy, insolvency, concurso mercantil, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by CEMEX or any such Material Subsidiary to the entry of a decree or order for relief in respect of CEMEX or any Material Subsidiary of CEMEX in an involuntary case or proceeding under any applicable bankruptcy, insolvency, concurso mercantil, suspension of payments, reorganization or other similar law of Mexico, the United

sjdc-1278732.4                         15

States of America or other applicable jurisdiction or any political subdivision thereof or other applicable bankruptcy, insolvency, concurso mercantil, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against CEMEX or any Material Subsidiary of CEMEX, or the filing by CEMEX or any such Material Subsidiary of a petition or answer or consent seeking reorganization concurso mercantil, or relief under any applicable law of Mexico, the United States of America or other applicable jurisdiction or any political subdivision thereof or other applicable law, or the consent by CEMEX or any such Material Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, sindico, liquidator, conciliator, assignee, trustee, sequestrator or similar official of CEMEX or any Material Subsidiary of CEMEX or of any substantial part of the property of CEMEX or any Material Subsidiary of CEMEX, or the making by CEMEX or any Material Subsidiary of CEMEX of an assignment for the benefit of creditors, or the admission by CEMEX or any such Material Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by CEMEX or any such Material Subsidiary in furtherance of any such action; or

          (f) Involuntary Bankruptcy Default. The entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of CEMEX or any Material Subsidiary of CEMEX in an involuntary case or proceeding under any applicable bankruptcy, insolvency, concurso mercantil, suspension of payments, reorganization or other similar law of Mexico, the United States of America or other applicable jurisdiction or any political subdivision thereof or other applicable bankruptcy, insolvency, concurso mercantil, reorganization or other similar law, or (ii) a decree or order adjudging CEMEX or any such Material Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, concurso mercantil, suspension of payments, or composition of or in respect of, CEMEX or any such Material Subsidiary under any applicable law of Mexico, or the United States of America or other applicable jurisdiction or any political subdivision thereof or other applicable law, or appointing a custodian, receiver, sindico, liquidator, conciliator, assignee, trustee, sequestrator or other similar official of CEMEX or any such Material Subsidiary or of any substantial part of the property of CEMEX or any such Material Subsidiary, or ordering the winding up or liquidation of the affairs of CEMEX or any such Material Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days, other than, in any such case, any decree or order issued pursuant to proceedings that have been commenced prior to the date of this Amendment No. 2.

     Section 12. Termination. Article VI(15) of the SPA is hereby amended to read in its entirety as follows:

     "15. Termination of Agreement.

               (a)   This Agreement may be terminated as provided below:

                     (i) Both Parties may terminate this Agreement by mutual written consent;

sjdc-1278732.4
                                       16

                     (ii) Either Party may terminate this Agreement by giving written notice to each other Party in the event that a court of competent jurisdiction determines that one of the Parties has materially breached this Agreement and that such breach is not subject to cure within a reasonable period of time;

                     (iii) Either Party may terminate this Agreement by giving written notice to each other Party if the Closing has not occurred by the close of business on (A) October 15, 2002, unless both Parties elect in writing to extend the date for Closing in accordance with this Article VI(15)(a)(iii), or (B) if said extension occurs, the date as to which Closing has been extended in accordance herewith (provided, however, that the right to terminate this Agreement under this Article VI(15)(a)(iii) shall not be available to any Party whose failure to fulfill any obligation of such Party under this Agreement has been the cause of or resulted in the failure of the transactions contemplated herein to be completed on or before such date);

                     (iv) Either Party may terminate this Agreement by giving written notice to each other Party if the first Subsequent Closing Date has not occurred by the close of business on (A) March 31, 2004, unless both Parties elect in writing to extend the date for such Subsequent Closing Date in accordance with this Article VI(15)(a)(iv), or (B) if said extension occurs, the date as to which such Subsequent Closing Date has been extended in accordance herewith (provided, however, that the right to terminate this Agreement under this Article VI(15)(a)(iv) shall not be available to any Party whose failure to fulfill any obligation of such Party under this Agreement has been the cause of or resulted in the failure of the transactions contemplated herein to be completed on or before such date); and

                     (v) Either Party may terminate this Agreement by giving written notice to the other Party if a court of competent jurisdiction or other governmental authority has issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated herein, and all appeals with respect to such order, decree, ruling or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired.

               (b) In the event of the termination of this Agreement pursuant to Article VI(15)(a), written notice thereof shall promptly be given to the other Party, whereupon this Agreement shall terminate, all further obligations of the Parties hereunder and under the Escrow Agreement to satisfy the conditions precedent to the Closing or any Subsequent Closing Date that has not yet occurred shall terminate, and the transactions contemplated hereby and thereby shall be abandoned without further action by either of the Parties. Any termination pursuant to this Article VI(15) shall be without liability to the Parties, except to the extent that there shall have occurred any breach of this Agreement or the Escrow Agreement, as to each of which all legal and other remedies

sjdc-1278732.4                         17
     under this Agreement or the Escrow Agreement of the Party(ies) adversely affected shall survive and be enforceable for a period of two years from the date of termination.

               (c) Notwithstanding anything to the contrary herein, the obligations of CEMEX to pay the Base Deferral Fee and other amounts due hereunder shall survive any termination of this Agreement."

     Section 13. Miscellaneous Provisions.

          (a) Expenses. All reasonable expenses, including legal fees, incurred by either Party in connection with the Amendments shall be borne by CEMEX, which shall promptly upon request reimburse the Seller for such amounts.

          (b) Counterparts. This Amendment No. 2 may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (c) Headings. The headings of the Sections of this Amendment No. 2 are inserted for convenience only and shall not constitute a part thereof or affect in any way the meaning or interpretation of this Amendment No. 2.

          (d) Severability. Each of the representations and undertakings in this Amendment No. 2 shall be construed separately and severably; if, in any judicial proceeding, a court shall refuse to enforce any of the provisions included in any paragraph or subparagraph of this Amendment No. 2, then the remaining provisions shall be deemed separate and shall continue in full force and effect.

          (e) CPO Certificate. The Parties agree that this Amendment No. 2 supersedes the CPO Certificate dated March 17, 2003 delivered by CEMEX to the Seller pursuant to the SPA and that such CPO Certificate shall therefore be of no force and effect between the Parties.

          (f) International Transaction. This is an international transaction in which the specification of Dollars is of the essence, and such currency shall be the currency of account in all events. The payment obligations of CEMEX hereunder shall not be discharged by payment in another currency, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to Dollars in the United States of America under normal banking procedures does not yield the amount of Dollars then due. In the event that any payment by CEMEX, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in the full payment of such amount of Dollars at the place such amount is due, the Seller shall be entitled to demand immediate payment of, and shall have a separate cause of action against CEMEX for, the additional amount necessary to yield the full amount of Dollars then due. In the event the Seller, upon the conversion of such judgment into Dollars, shall receive, as a result of currency exchange rate fluctuations, an amount greater than that to which it was entitled, CEMEX shall be entitled to immediate reimbursement of the excess amount.

sjdc-1278732.4                         18

     Section 14. No Other Changes. Except as expressly amended hereby, all other provisions of the SPA shall remain in full force and effect.


                            [signatures on next page]


sjdc-1278732.4                         19

     IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 2 to Stock Purchase Agreement to be duly executed, all as of the day and year first above written.


                                        CEMEX, S.A. de C.V.


                                        By:  /s/ Humberto Moreira
                                             -----------------------------------
                                             Name: Humberto Moreira
                                             Title: Attorney-in-Fact


                                        IONA INVESTMENT PTE. LTD.,
                                        as Seller


                                        By:  /s/ Jeffrey Teong Woon Hwee
                                             -----------------------------------
                                             Name:Jeffrey Teong Woon Hwee
                                             Title:Director